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                                                                   EXHIBIT 10.1
January 19, 1998


Mr. Mark Tapling
4734 Lohr Road
Ann Arbor, MI 48108


RE:    LETTER OF UNDERSTANDING


Dear Mark:


This letter ("Agreement") confirms the terms and conditions of your termination from Comshare, Incorporated ("Comshare") under mutually agreed upon circumstances.

The arrangement will be as follows:

(1) Your termination from Comshare, Incorporated will be effective on February 9, 1998 ("Termination Date").

(2) Comshare agrees to pay you salary continuation pay commencing from your "Termination Date" until January 29, 1999 ("Salary Continuation Period"). After April 17, 1998, Comshare will apply all of your future salary continuation payments, less appropriate federal and state withholdings and deductions, to the outstanding balance of your stock loan. You agree to repay any outstanding balance of your stock loan, if your total obligation is not exhausted through salary continuation. If your stock loan is repaid in full during the salary continuation period, payroll deductions for loan repayment will cease. You will be paid $7,692.31 bi-weekly during the Salary Continuation Period, less appropriate federal and state withholdings and deductions, on Comshare's regular, scheduled pay dates. Your group health, dental, vision, and life coverage, including elected dependent coverage, which are currently in effect shall continue for you and any of your covered dependents for six (6) months (July 17, 1998) or you secure other employment, whichever occurs first, provided that Comshare shall have the right to change such coverage to the extent Comshare is generally changing coverage for its employees. You shall continue to make required contributions, via payroll deductions, at the then current rate for similarly situated Comshare employees. Long-term disability coverage ceases on your Termination Date (February 9, 1998). There is no conversion option available for this benefit.

(3) In addition, we will pay your bi-weekly car allowance of $436.15 through April 30, 1998.

(4) You will be provided with reasonable tax return preparation provided by Arthur Andersen for calendar year, 1997.

(5) You will be eligible to participate in an executive outplacement program conducted by a firm that is selected by you and Comshare. The costs of the program will be borne by Comshare and will not exceed $10,000. You may also retain your current voice mail box until September 30, 1998.

(6) Comshare shall make available to you and your qualified dependents, the election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") at the time required by COBRA.

(7) You will not accrue vacation benefits during the Salary Continuation Period. All unused and accrued vacation that is available to you, as of your Termination Date, will be paid within two weeks of February 9, 1998. Our records indicate that you have twenty (20) vacation days.

(8) You will not be eligible to continue your participation in the Profit Sharing Plan, including the 401K option, throughout the Salary Continuation Period. You will be apprised of your options, with respect to such plan, under separate cover.


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Letter of Understanding
January 19, 1998
Page 2


(9) Except for publicly available information, all information to which you had access to during your employment with Comshare or as a result of your dealings with Comshare and/or any clients, customers, suppliers, or business partners shall be kept confidential and shall not be disclosed to any third party. This information includes, without limitation, (a) computer programs, technical specifications, software programming techniques, methodologies, ideas, concepts, or interfaces; (b) information which relates to Comshare's proprietary software, prototypes, or plans; (c) business, financial, marketing, or sales plans and data (d) customer lists and information; and (e) other information. Your confidentiality obligations under this paragraph are in addition to those set forth in your Comshare Employee Agreement.

(10) You shall not discuss any of the terms of this Agreement with any third party including, but not limited to, other Comshare employees. In addition, you shall not comment upon the business affairs, policies or the like of Comshare without the specific written approval of Comshare. NOTWITHSTANDING THE FOREGOING, YOU MAY AND ARE ENCOURAGED TO PROVIDE A COPY OF THIS AGREEMENT TO LEGAL COUNSEL AND OTHER OUTSIDE ADVISORS OF YOUR CHOICE TO OBTAIN SUCH COUNSEL AND ADVICE AS YOU DEEM APPROPRIATE.

(11) You will return to Comshare all property of Comshare in your possession and/or subject to your control, including, but not limited to, any and all credit cards, files, memoranda, correspondence, customer lists, proposals, software, or the like, and all copies of such items on whatever media they appear. If you uncover additional company property please return it to the company.

(12) It is understood and agreed that this Agreement and your Comshare Employee Agreement, dated August 26, 1996, constitutes the entire understanding of the parties with respect to your employment at Comshare and that this Agreement and your Comshare Employee Agreement supersede all other understandings, proposals, samples, models, agreements, representations, or conditions, written or oral, regarding its subject matter. In the event of a conflict between the terms of this Agreement and your Comshare Employee Agreement, the terms of this Agreement shall take precedence.

(13) You acknowledge and agree that you will not be eligible for and are not entitled to severance pay or other considerations at the end of the Salary Continuation Period.

(14) In exchange for the good and valuable consideration detailed in this Agreement and effective as of the date you sign this Agreement and for all acts prior to such date, you hereby release, waive and discharge any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorney's fees, and any and all other liabilities or claims of whatever nature, whether in law or in equity, known or unknown, including, but not limited to any claim or claims of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under the Age Discrimination in Employment Act of 1967 as amended, employment discrimination prohibited by other federal, state or local laws including discrimination as to sex, race, national origin, marital status, age, disability, height, weight, or religion, and any other claims of unlawful employment practices, and any other similar and dissimilar claims, which you have claimed or may claim or could claim against Comshare, Incorporated, its direct and indirect subsidiaries or their respective directors, officers, employees, successors, or assigns, as a result of employment at and the separation from employment with Comshare or otherwise.

(15) You acknowledge that you have read this Agreement and that you understand all of its terms and execute it voluntarily with full knowledge of its significance and the consequences thereof. Further, you acknowledge that you have had twenty-one (21) days to consider the terms and conditions of this Agreement. In addition, you shall have a seven (7) day period following your execution of this Agreement, during which you may revoke the Agreement by providing Comshare with written notice to that effect. (Any notice should be addressed to the attention of the undersigned.) Finally, you hereby acknowledge that you have had an adequate opportunity to review and consider the terms of this Agreement, and have discussed this Agreement with legal counsel of your choice. You agree that you grant a full and final release as set forth herein.


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Letter of Understanding
January 19, 1998
Page 3


(16) The Agreement shall be governed by and construed according to the laws of the State of Michigan. The Agreement shall be binding upon you and your heirs, administrator, representatives, executors, and assigns.

(17) Sections 7, 8, 9, 12, 13, 14, and 16 shall survive the end of the Salary Continuation Period.

If the above is acceptable, please sign this Agreement and return it to me by February 9, 1998. If I am not in receipt of a copy of this Agreement, executed by you on or before that date, this offer shall be void.



Sincerely,

COMSHARE, INCORPORATED


/s/ Dennis G. Ganster
Dennis G. Ganster
President and Chief Executive Officer




The above terms and conditions are agreed to and accepted:





/s/ Mark Tapling
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              Mark Tapling

January 23, 1998
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                 Date